Exhibit 5.1

February 14, 2008
Board of Directors
Morgans Hotel Group Co.
475 Tenth Avenue
New York, NY 10018
Ladies and Gentlemen:
          We are acting as counsel to Morgans Hotel Group Co., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the possible offer and sale from time to time by the selling securityholders listed in the Registration Statement of up to 7,858,755 shares of common stock, par value $0.01 per share (the “Shares”), of the Company issuable upon conversion from time to time of the 2.375% Senior Subordinated Convertible Notes due 2014 (the “Notes”) issued by the Company pursuant to that certain Indenture, dated as of October 17, 2007, by and among the Company, Morgans Group LLC and The Bank of New York, as trustee (the “Indenture”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
           In this capacity, we have reviewed such matters of fact and questions of law as we have considered necessary for purposes of this opinion letter. As to all matters of fact, we have relied on the representations and statements of fact made in documents so reviewed, and we have not independently established the facts so relied upon. In our examination of any documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We

Board of Directors
Morgans Hotel Group Co.
February 14, 2008

express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
          Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Shares have been duly authorized for issuance on behalf of the Company, and (ii) the Shares, if and when issued and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.
          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON LLP

HOGAN & HARTSON LLP